BALDWIN
BALDWIN PIANO & ORGAN COMPANY
FIRST QUARTER REPORT - 1994
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To Our Stockholders

May 2, 1994

Net sales for the three months ended March 31, 1994, decreased 9% to $25,572,000 from $28,073,000 in the corresponding three month period in 1993. Piano sales declined $3,500,000, partially offset by an increase in wood product contracting sales. In late 1993, Baldwin's piano sales to many of its wholesale dealers increased significantly because of dealer incentive programs and in anticipation of higher consumer demand.
However, the severe weather in parts of the United States during the first quarter of 1994 did not allow the dealers to sell this merchandise and therefore adversely impacted Baldwin's ability to sell replacement pianos to them.

As of January 1, 1993, the Company adopted the provisions of Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits," resulting in a decrease in net earnings of $1,604,000 and a decrease in net earnings per share of $.47 for the three months ended March 31, 1993.

Baldwin's net earnings before cumulative effects of changes in accounting principles decreased 42% to $705,000 for the three months ended March
31, 1994 from $1,217,000 for the three months ended March 31, 1993. Net earnings per share before cumulative effects of changes in accounting principles decreased to $.21 from $.36 for the first quarter of 1993. The decrease in Baldwin's first quarter 1994 net earnings and net earnings per share was primarily a result of reduced piano sales.

R.S. HARRISON, Chief Executive Officer and President
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
Consolidated Summary of Earnings (Unaudited)
(in thousands, except earnings per share)
                            				Three Months Ended      Twelve Months Ended
                            				     March 31,                March 31,
                            				  1994       1993         1994        1993
- -----------------------------------------------------------------------------
Net sales                       $25,572     $28,073     $118,156     $111,709

Cost of goods sold               19,337      21,240       88,068       81,722
- -----------------------------------------------------------------------------
     Gross profit                 6,235       6,833       30,088       29,987

Income on the sale of
  installment receivables         1,389       1,412        5,723        5,378

Interest income on
  installment receivables           122         115          450          343

Other operating income              776         874        3,434        3,611

Selling, general and
  administrative expenses        (6,956)     (6,760)     (28,086)     (27,203)

Interest expense                   (397)       (521)      (2,108)      (2,492)
- -----------------------------------------------------------------------------
     Earnings before income
       taxes and cumulative
       effects of changes in
       accounting principles      1,169       1,953        9,501        9,624

Income taxes                        464         736        3,848        3,841
- -----------------------------------------------------------------------------
     Earnings before
       cumulative effects
       of changes in
       accounting principles        705       1,217        5,653        5,783
Cumulative effects of changes
  in accounting for
  postretirement and
  postemployment benefits            --      (1,604)         --        (1,604)
- -----------------------------------------------------------------------------
     Net earnings (loss)        $   705     $  (387)    $ 5,653      $  4,179
=============================================================================
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Earnings (loss) per share:
     Before cumulative effects
     of changes in accounting
     principles                 $   .21     $   .36     $  1.66      $   1.70

     Cumulative effects of
     changes in accounting for
     postretirement and
     postemployment benefits         --        (.47)         --          (.47)
- -----------------------------------------------------------------------------
Net earnings (loss) per share   $   .21     $  (.11)    $  1.66     $    1.23
=============================================================================
Average number of shares
  outstanding(000)                3,415       3,399       3,413         3,399
=============================================================================

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

Consolidated Summary Balance Sheets (Unaudited)
(in thousands)
                                                  							     March 31,
						                                                 	  1994         1993
- -----------------------------------------------------------------------------
Assets
     Trade receivables, net                           $   6,449     $   5,563

     Installment receivables, net                         4,630         4,291

     Inventories                                         49,783        49,237

     Other current assets                                 6,464         7,907
- -----------------------------------------------------------------------------
       	Total current assets                             67,326        66,998

     Installment receivables,
       less current portion                               7,490         6,931

     Property, plant and equipment, net                  13,610        13,555

     Other assets                                         5,998         6,153
- -----------------------------------------------------------------------------
       Total assets                                   $  94,424     $  93,637
=============================================================================
Liabilities and Stockholders' Equity

     Current portion of long-term debt                $  16,275     $  20,526

     Other current liabilities                           14,111        15,106
- -----------------------------------------------------------------------------
       Total current liabilities                         30,386        35,632

     Long-term debt, less current portion                 5,000         4,891

     Other liabilities                                    8,524         8,338

     Stockholders' equity                                50,514        44,776
- -----------------------------------------------------------------------------
       Total liabilities and stockholders' equity     $  94,424     $  93,637
=============================================================================

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Businesses

Manufacturing
- -------------
Pianos and electronic keyboards
Actions, cabinets, pinblocks, bridges, cables, keys, etc. for piano and organ industry
Printed circuit boards and electro-mechanical assemblies
  for manufacturers outside music industry
Grandfather Clocks

Retailing
- ---------
Company owned outlets in Atlanta, Chicago, Cincinnati, Indianapolis,
  Lexington and Louisville
Independent keyboard dealers (1,100)

Financing
- ---------
Consumer installment financing and dealer consignment

Home Office
- -----------
422 Wards Corner Road, Loveland, OH 45140, (513)576-4500

Manufacturing Locations
- -----------------------
Conway, Fayetteville and Trumann, Arkansas
Greenwood, Mississippi
Juarez, Mexico

Registrar and Transfer Agent
- ----------------------------
The Provident Bank, One East Fourth Street
  Cincinnati, OH 45202
Baldwin Piano & Organ Company common stock is traded on The Nasdaq National Market; Symbol: BPAO

<PHOTO>

Baldwin Designer Series Piano
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